Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 30, 2009, with respect to the financial statements and schedule of Energy Focus, Inc. (which report expressed an unqualified opinion and contains an explanatory paragraph relating to substantial doubt about Energy Focus, Inc.’s ability to continue as a going concern) contained in the Registration Statement and Prospectus.  We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Cleveland, Ohio
October 1, 2009

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